UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 10, 2006

ERGO SCIENCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-69172	04-3565746
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

790 Turnpike St., Suite 202 North Andover, MA		01845
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 688-8833

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 16, 2006, Ergo Science Corporation (the “Company”) announced that, on October 16, 2006, it had entered into an agreement (the “Purchase Agreement”) with William T. Comfort III, a director and stockholder of the Company (“Buyer”), pursuant to which Buyer agreed to purchase the fractional shares resulting from the transaction (as defined in Item 8.01 below) at a price of $2.10 in cash for each share owned immediately before the effective time of the transaction; provided, however, that Mr. Comfort is not obligated to pay more than $250,000 for such fractional shares, which would be equal to approximately 119,047 fractional shares. If in any event the number of fractional shares is to exceed 119,047, the Company may arrange for the purchase of any additional fractional shares by a third party.

The consummation of the purchase of the fractional shares resulting from the transaction pursuant to the Purchase Agreement is subject to the approval of the transaction by the stockholders of the Company and the consummation of the transaction by the Company. The transaction, and the consummation of the purchase of the fractional shares resulting from the transaction pursuant to the Purchase Agreement, is expected to be completed in November 2006.

Item 8.01 Other Events

The Company announced on October 16, 2006 that its board of directors approved, on October 10, 2006, a 1-for-200 reverse stock split of the Company’s common stock, par value $0.01 per share (“common stock”), to be followed immediately by a 200-for-1 forward stock split of the Company’s common stock (collectively, the “transaction”). If the transaction is approved by the Company’s stockholders and implemented, the Company expects to have fewer than 300 stockholders of record of its common stock. At that point, the Company intends to terminate registration of its common stock, cease to be a reporting company under the Securities Exchange Act of 1934, as amended, and suspend the Company’s obligations to file annual and periodic reports and make other filings with the Securities and Exchange Commission. In connection with this deregistration, the common stock would no longer be eligible for quotation on the over-the-counter bulletin board maintained by the NASD.

Pursuant to the transaction, stockholders of record holding fewer than 200 shares of the Company’s common stock immediately before the transaction would have such shares aggregated, converted into the right to receive a cash payment of $2.10 for each such share owned before the reverse stock split and sold to William T. Comfort III, a stockholder and director of the Company. Stockholders holding 200 or more shares of the Company’s common stock immediately before the transaction will continue to hold the same number of shares after completion of the transaction and will not receive any cash payment for their shares.

The directors on the board of directors other than Mr. Comfort (the “non-purchasing directors”) and the full board of directors met periodically to review the proposed transaction. The non-purchasing directors and the full board of directors received an opinion from its financial advisor, Slusser Associates, Inc., that the cash consideration to be paid in the proposed transaction is fair from a financial point of view to the Company’s stockholders being cashed out in the transaction.

The proposed transaction is subject to approval by the holders of a majority of the issued and outstanding shares of the Company’s common stock. Stockholders will be asked to approve the transaction at a special meeting of stockholders, currently expected to be held in November of this year. Even if the stockholders approve the transaction, the board of directors reserves the right to defer the transaction or to abandon (and not implement) the transaction.

A copy of the press release announcing the proposed transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Document Description
99.1	Press Release issued on October 16, 2006 announcing proposed reverse/forward stock split and the Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERGO SCIENCE CORPORATION

Date: October 16, 2006	By:	/s/ Charles E. Finelli
Charles E. Finelli
Chief Executive Officer